UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 22, 2015

Keryx Biopharmaceuticals, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-30929	13-4087132
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

750 Lexington Avenue

New York, New York 10022

(Address of Principal Executive Offices)

(212) 531-5965

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act.

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 14d-2b under the Exchange Act.

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective April 22, 2015, Keryx Biopharmaceuticals, Inc. (the “Company”) appointed John F. Neylan M.D. as Chief Medical Officer of the Company and entered into an agreement, dated April 22, 2015 (the “Employment Agreement”) governing the terms of Dr. Neylan’s employment ending on April 30, 2018 unless extended upon the mutual, written agreement of the parties.

Dr. Neylan has more than ten years of experience in clinical development and biopharmaceutical corporate governance. Dr. Neylan was formerly Senior Vice President, Clinical Development of Genzyme Corporation, a company focused on the development and delivery of transformative therapies for patients affected by rare and debilitating diseases from May 2008 to April 2015. Prior to joining Genzyme Corporation, Dr. Neylan served as Vice President, Research & Development of Wyeth Research, where he was responsible for clinical development of various therapeutics from October 2000 to May 2008. Prior to this, Dr. Neylan served as a professor of medicine at Emory University in Atlanta, Georgia. Dr. Neylan holds a degree in medicine from Rush Medical School and an undergraduate degree from Duke University.

Under the Employment Agreement, Dr. Neylan’s base salary will be equal to $400,000 per year, subject to increases by the Compensation Committee of the Company’s Board of Directors (the “Committee”) at any time in its sole discretion. Dr. Neylan is also eligible to receive an annual discretionary bonus, not to exceed 40% of his base salary, if certain performance goals are met in the discretion of the Committee.

On April 22, 2015, Dr. Neylan was granted 45,000 shares of restricted Company common stock (the “Stock Grant”) and options to purchase an additional 90,000 shares of the Company’s common stock (the “Option Grant”) subject to the terms and conditions of the Company’s stock plans. The Stock Grant will vest as to 15,000 shares on the first anniversary of the grant, and the remaining 30,000 shares will vest in equal quarterly installments from April 22, 2016 through April 22, 2018, conditioned upon Dr. Neylan’s continued employment. The Option Grant will vest as to 30,000 options on the first anniversary of the grant, and the remaining 60,000 options will vest in equal quarterly installments from April 22, 2016 through April 22, 2018, conditioned upon Dr. Neylan’s continued employment.

Under the Employment Agreement, Dr. Neylan will be entitled to cash severance payments if the Company terminates his employment without cause (as defined in the Employment Agreement) or if Dr. Neylan resigns his employment for good reason (as defined in the Employment Agreement).

In connection with the execution of the Employment Agreement, Dr. Neylan agreed to maintain Company Confidential Information and Trade Secrets (as defined in the Employment Agreement) and also to adhere to certain covenants of non-competition.

No family relationships exist between Dr. Neylan and any of our directors or other executive officers. There are no arrangements between Dr. Neylan and any other person pursuant to which Dr. Neylan was selected as an officer, nor are there any transactions to which the Company is or was a participant and in which Dr. Neylan has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Keryx Biopharmaceuticals, Inc. (Registrant)

By:	/s/ James F. Oliviero
James F. Oliviero
Chief Financial Officer

Date: April 24, 2015